LIQUIDITY SERVICES ANNOUNCES FIRST QUARTER FISCAL YEAR 2018 FINANCIAL RESULTS

•	GMV of $155.4 million-- Revenue of $61.1 million -- GAAP Net Loss of $(1.2) million

•	Non-GAAP Adjusted EBITDA of $(3.0) million

•	GovDeals and Retail Supply Chain Group segments each drive double-digit year over year GMV growth

•	Excluding the Department of Defense (DoD) Surplus and Scrap Contracts, the Capital Assets Group segment grows GMV sequentially by 51% reflecting new client wins and energy sector recovery

Bethesda, MD - February 1, 2018 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the first quarter fiscal year 2018 ended December 31, 2017. The company's Q1-FY18 performance was ahead of our guidance for GAAP Net Loss, GAAP EPS, Adjusted EBITDA, and Adjusted EPS. Gross Merchandise Volume (GMV) was near the top end of our guidance range. The performance was driven by client growth in our GovDeals and Retail Supply Chain Group (RSCG) segments, sequential improvement in commercial sales volumes in our Capital Asset Group (CAG), and the impact of lower expenses as a result of our organizational realignment efforts over the past four months. GAAP Net Loss and GAAP EPS were positively impacted by a $5.2 million one-time tax benefit from the new corporate tax law.

"Though not satisfied, we are encouraged with our Q1-FY18 results as we focus on our growth initiatives to increase market share in our target verticals by expanding relationships with our sellers, buyers, and partners; expand our flexible service offerings for sellers; enhance our buyer experience; and drive operational efficiencies across every part of our business. Our GovDeals segment grew its GMV 27% and our RSCG segment grew its GMV17% driven by growth with both large and mid-size retailers and manufacturers utilizing our sales channels and returns management services. Our CAG segment faced a tough year over year comparison because several large commercial sales occurred in Q1-FY17, but GMV related to our commercial CAG business (excluding our DoD contracts) grew sequentially by 51% over Q4-FY17 driven by multi-national energy and industrial manufacturer clients taking advantage of our global marketplace platform to sell high-value assets. We added approximately 300 new commercial and government (state and local) sellers and approximately 38,000 new registered buyers to our marketplaces during the quarter. Our Q1-FY18 results also demonstrate the positive impact of our cost reduction efforts driven by a more streamlined and efficient organizational structure. We continue to reduce our expenses which offset the impact of the wind-down of the DoD Surplus contract during 2018, while integrating our marketplaces and increasing their productivity," said Bill Angrick, chairman and CEO of Liquidity Services.

"As previously discussed, given that the terms of the new DoD Surplus contract are far more onerous than our current Surplus contract, bidding any higher by Liquidity Services to win the new contract in the December recompete would have been damaging to shareholders. Therefore, we have finalized our wind-down plan for the DoD Surplus contract. We currently expect to sell through all remaining DoD surplus inventory by April 2018 and will eliminate the majority of the staff, warehouses, and field sites dedicated to the Surplus contract by May 2018. This reset in our business will enable us to turn our focus to fueling the long-term growth of our business and the completion of our LiquidityOne platform," continued Angrick.

Update on LiquidityOne
As we previously announced in December, we appointed Roger Gravley as Chief Information Officer (CIO) and expanded his responsibilities to include oversight of our technology platforms, operations, and services, including the implementation of our LiquidityOne e-commerce platform, ERP system upgrade, and new returns management and self-service offerings. In this new role, Mr. Gravley has completed an evaluation of our LiquidityOne road map, and given the planned wind-down of the DoD Surplus contract, we will focus on accelerating the decommissioning of tools dedicated to running our GovLiquidation marketplace. We expect to complete the launch of our remaining marketplaces on our new e-commerce platform by the end of 2018.

Lastly, we anticipate the launch of a new consolidated marketplace on our LiquidityOne e-commerce platform by the end of calendar year 2018, which will serve as a single marketplace to search, find and buy any asset from across our network of marketplaces. A single, unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategies and provide our buyers with a more efficient method of sourcing our global supply of available assets from the most recognizable sellers across the globe.

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First Quarter Consolidated Operating and Earnings Results
The company reported Q1-FY18 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $155.4 million, down from $159.7 million in the prior year’s comparable period. Revenue for Q1-FY18 was $61.1 million, down from $70.8 million in the prior year’s comparable period. GAAP Net loss for Q1-FY18 was $(1.2) million, which resulted in a diluted loss per share of $(0.04) based on a weighted average of 31.9 million diluted shares outstanding, improved from $(8.4) million and $(0.27) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss, which excludes stock-based compensation, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these adjustments as well as non-recurring tax adjustments, was $(4.6) million or $(0.14) adjusted diluted loss per share, an improvement from $(6.8) million and $(0.22) respectively, in the prior year’s comparable period.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation, impairment and business realignment expenses, and acquisition costs, was a loss of $(3.0) million, an improvement from the prior year’s comparable period of $(4.3) million.

Q1-FY18 comparative consolidated financial results reflect strong growth in our GovDeals and RSCG segments and benefits from the wind down of the Truckcenter live auction business, lower expenses due to restructuring in our IronDirect business and our CAG segment, and lower corporate expenses. These gains were offset by lower volume and an unfavorable mix of goods received under our DoD Scrap contract, lower volume of goods received and declining service fee revenue under our DoD Surplus contract, and lower sales volumes in our CAG segment. During the quarter, we also recorded business realignment charges, primarily severance, associated with reductions in IT, general and administrative, sales and marketing, and operations activities.

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First Quarter Segment Operating and Earnings Results
We present operating results in three reportable segments: GovDeals, Capital Assets Group (CAG), and Retail Supply Chain Group (RSCG). These three segments constitute approximately 97% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various transaction models as well as a suite of services, and our revenues vary depending upon the transaction models employed and the level of service selected by sellers.

Our Q1-FY18 segment results are as follows (unaudited, in millions):

	Three Months Ended
	December 31,
	2017	2016
GovDeals:
GMV	$71.1	$56.1
Revenue	$7.0	$5.8
Gross Profit	$6.5	$5.4

CAG:
GMV	$53.9	$76.4
Revenue	$32.1	$42.5
Gross Profit	$17.6	$21.2

RSCG:
GMV	$28.7	$24.6
Revenue	$20.5	$21.4
Gross Profit	$6.7	$7.0

Corporate & Other*:
GMV	$1.7	$2.7
Revenue	$1.5	$1.1
Gross Profit	$(0.6)	$0.3

Total GMV	$155.4	$159.7
Total Revenue	$61.1	$70.8
Total Gross Profit	$30.2	$34.0

* Corporate & Other primarily consists of the Company's TruckCenter and IronDirect operating segments that are not individually significant, as well as elimination adjustments.

Additional First Quarter 2018 Operational Results

•
Registered Buyers — At the end of Q1-FY18, registered buyers totaled approximately 3,200,000 representing an approximately 6% increase over the approximately 3,000,000 registered buyers at the end of Q1-FY17.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 519,000 in Q1-FY18, an approximately 5% decrease from the approximately 544,000 auction participants in Q1-FY17.

•	Completed Transactions — Completed transactions decreased to approximately 122,000, an approximately 5% decrease for Q1-FY18 from the approximately 129,000 completed transactions in Q1-FY17.

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Business Outlook
Our near-term outlook remains cautious, but we expect to realize improvements across the businesses during FY18. In Q2-FY18, we expect continued growth in our RSCG and GovDeals segments as we continue to expand our seller base and services and we enter the high season for retail returns. Our commercial business within the CAG segment is expected to be in-line with our comparative performance in Q2-FY17 reflecting timely execution of projects, yet we expect to see sequential improvement as the CAG commercial business continues to drive increased activity from our sellers. Our progress in these segments will be offset by the wind-down of our DoD Surplus contract. In Q2-FY18, we will continue to sell through our DoD Surplus contract’s remaining inventory which consists of mostly low-margin, low-value property that will generate significantly lower revenue and earnings on a comparative basis for that contract. Additionally, our DoD Scrap contract is expected to have comparatively lower performance as the result of reduced property flows and lower quality mix of assets. The combined impact of the DoD contracts will negatively impact our CAG segment results.

Regarding our FY18 outlook as impacted by the DoD Surplus contract, we anticipate that the overall business will benefit from the impact of reorganization efforts completed in Q4-FY17 and Q1-FY18 within technology, operations, corporate, and the commercial business within our CAG segment. These efforts are expected to generate a benefit during FY18 of $12 million to $14 million. We expect these benefits combined with our realignment of our Truckcenter and Iron Direct businesses in 2017 to offset the impact of the DoD Surplus contract. We also expect our core businesses to continue to improve throughout FY18.

Lastly, our expenses related to the LiquidityOne transformation, including the deployment of our e-commerce platform and implementation of the ERP and back-end systems, will continue throughout the remainder of calendar 2018.

The following forward-looking statements reflect the following trends and assumptions for Q2-FY18:

(i)	negative impact related to our DoD Surplus business as we wind down operations and sell through our remaining inventory which consists of mostly low-value property;

(ii)	spending under our LiquidityOne transformation initiative as we continue with our ERP implementation and the launch of our next marketplace onto the new e-commerce platform;

(iii)	benefits from restructuring and business realignment charges related to streamlining of our organizational processes;

(iv)	continued strength in our GovDeals segment and steady year-over-year growth;

(v)	high seasonality in our RSCG segment; and

(vi)	continued declining volumes of goods received and a worsening mix of commodities under the DoD Scrap contract.

For Q2-FY18 our guidance is as follows:

GMV - We expect GMV for Q2-18 to range from $150 million to $170 million.

GAAP Net Loss - We expect GAAP Net Loss for Q2-18 to range from $(8.4) million to $(6.1) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q2-18 to range from $(0.26) to $(0.19).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q2-18 to range from $(5.0) million to $(3.0) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q2-18 to range from $(0.23) to $(0.16). This guidance assumes that our diluted weighted average number of shares outstanding for the quarter of 32.0 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, and business realignment expense.

	Three Months Ended December 31,
	2017	2016
	(In thousands) (Unaudited)
Net loss	$(1,212)	$(8,397)
Interest and other (income) expense, net	(425)	34
(Benefit) provision for income taxes	(4,815)	103
Depreciation and amortization	1,211	1,429
EBITDA	(5,241)	(6,831)
Stock compensation expense	930	2,500
Business realignment expenses*	1,349	—
Adjusted EBITDA	$(2,962)	$(4,331)

Adjusted Net (Loss) Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net loss is a supplemental non-GAAP financial measure and is equal to net income (loss) plus stock compensation expense, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q1-FY18 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 22.7% compared to 35.4% used for the Q1-FY17 results. The 22.7% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended December 31,
	2017	2016
	(Unaudited) (Dollars in thousands, except per share data)

Net loss	$(1,212)	$(8,397)
Stock compensation expense	930	2,500
Business realignment expenses*	1,349	—
Income tax impact of adjustments	(517)	(885)
Income tax impact of tax law change	(5,169)	—

Adjusted net loss	(4,619)	(6,782)

Adjusted basic loss per common share	(0.14)	(0.22)

Adjusted diluted loss per common share	(0.14)	(0.22)

Basic weighted average shares outstanding	31,876,603	31,261,603

Diluted weighted average shares outstanding	31,876,603	31,261,603
*Business realignment expenses, which are excluded from adjusted EBITDA and adjusted net loss, are included in Other operating expenses (income) on the Statements of Operations.

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Conference Call
The Company will host a conference call to discuss the first quarter fiscal year 2018 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 5597427. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until February 1, 2019 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until February 15, 2018 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 5597427. Both replays will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and Adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA to our guidance for GAAP Net Loss because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing, and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform and the timing thereof; restructuring efforts and refinement in our sales and marketing strategy; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; the ERP rollout; the launch of existing and new marketplaces on the LiquidityOne platform; and the pricing, supply, and mix of inventory under the DoD Scrap Contract and Surplus Contract; the impact of the expiration of the Surplus Contract; the timing of the wind-down under Surplus Contract and elimination of costs of our performance of the Surplus Contract; expected future commodity prices; expected future effective tax rates; expected improvements in energy and industrial verticals; and trends and assumptions about future periods, including the second quarter FY-18. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; the dependence on our contracts with the DoD and Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following natural disasters such as Hurricane Harvey; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully develop and grow our new business ventures such as IronDirect; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resources between running our business and migrating our marketplaces to the new LiquidityOne platform as well as ongoing realignment efforts; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 10,000 sellers worldwide. With over $7 billion in completed transactions, and 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	December 31, 2017	September 30, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$96,766	$94,348
Accounts receivable, net of allowance for doubtful accounts of $685 and $668 at December 31, 2017 and September 30, 2017, respectively	7,442	11,598
Inventory	17,053	20,736
Prepaid taxes	2,517	2,466
Prepaid expenses and other current assets	4,878	9,774
Total current assets	128,656	138,922
Property and equipment, net	16,531	16,793
Intangible assets, net	425	427
Goodwill	45,466	45,388
Net deferred long-term tax assets	962	962
Other assets	12,809	12,737
Total assets	$204,849	$215,229
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,509	$13,099
Accrued expenses and other current liabilities	26,469	30,193
Distributions payable	2,388	3,081
Payables to sellers	25,377	24,383
Total current liabilities	65,743	70,756
Deferred taxes and other long-term liabilities	6,584	11,837
Total liabilities	72,327	82,593
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,889,679 shares issued and outstanding at December 31, 2017; 31,503,349 shares issued and outstanding at September 30, 2017	29	29
Additional paid-in capital	228,626	227,264
Accumulated other comprehensive loss	(6,482)	(6,431)
Retained earnings (accumulated deficit)	(89,651)	(88,226)
Total stockholders’ equity	132,522	132,636
Total liabilities and stockholders’ equity	$204,849	$215,229

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2017	2016
Revenue	$40,280	$47,980
Fee revenue	20,863	22,816
Total revenue	61,143	70,796
Costs and expenses from operations:
Cost of goods sold	27,631	32,271
Seller distributions	3,312	4,548
Technology and operations	18,100	21,892
Sales and marketing	8,310	9,987
General and administrative	7,572	9,857
Depreciation and amortization	1,211	1,429
Other operating expenses (income)	1,459	(928)
Total costs and expenses	67,595	79,056
Loss from operations	(6,452)	(8,260)
Interest and other (income) expense, net	(425)	34
Loss before provision for income taxes	(6,027)	(8,294)
(Benefit) provision for income taxes	(4,815)	103
Net loss	$(1,212)	$(8,397)
Basic and diluted loss per common share	$(0.04)	$(0.27)
Basic and diluted weighted average shares outstanding	31,876,603	31,261,603

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended December 31,
	2017	2016
Operating activities
Net loss	$(1,212)	$(8,397)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	1,211	1,429
Stock compensation expense	930	2,500
Adjustment related to the adoption of ASU 2016-09	(113)	—
Provision for inventory allowance	1,841	715
Provision for doubtful accounts	16	84
Deferred tax benefit	(5,017)	—
Change in fair value of financial instruments	110	(928)
Changes in operating assets and liabilities:
Accounts receivable	4,140	(440)
Inventory	1,842	151
Prepaid and deferred taxes	(51)	(9)
Prepaid expenses and other assets	4,714	773
Accounts payable	(1,590)	(552)
Accrued expenses and other current liabilities	(3,549)	(2,922)
Distributions payable	(693)	2,967
Payables to sellers	995	(11)
Other liabilities	(78)	(381)
Net cash provided (used) by operating activities	3,496	(5,021)
Investing activities
Increase in intangibles	(18)	(7)
Purchases of property and equipment, including capitalized software	(948)	(2,321)
Net cash used in investing activities	(966)	(2,328)
Financing activities
Proceeds from exercise of common stock options (net of tax)	—	32
Net cash provided by financing activities	—	32
Effect of exchange rate differences on cash and cash equivalents	(112)	(282)
Net increase (decrease) in cash and cash equivalents	2,418	(7,599)
Cash and cash equivalents at beginning of period	94,348	134,513
Cash and cash equivalents at end of period	$96,766	$126,914
Supplemental disclosure of cash flow information
Cash paid (received) for income taxes, net	$251	$(209)